Exhibit 99.1

Analog Devices Announces Financial Results for the Second Quarter of Fiscal Year 2008

  Revenue was $649 million, an increase of 6% sequentially and 9% year-over-year
  Diluted EPS from continuing operations was $0.44, an increase of 10% sequentially and 19% year-over-year
  Gross margin was 61% of revenue
  Operating income from continuing operations was 24.2% of revenue
  Cash dividend increased to $0.20 per share
  Financial results will be discussed via conference call today at 5:00 pm

Except where noted, all financial results contained in this release are from continuing operations. The sales of two businesses, the wireless handset baseband chipset and radio transceiver business and the CPU voltage regulation and PC thermal monitoring business, were completed during the first quarter of fiscal 2008. These two businesses are reported as discontinued operations.

Historical quarterly and annual financial information for continuing operations, including revenue by end market and by product type, is available on the Analog Devices Investor Relations web site at: http://investor.analog.com

NORWOOD, Mass.--(BUSINESS WIRE)--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the second quarter of fiscal 2008, which ended May 3, 2008.

Revenue for the second quarter of fiscal 2008 was $649 million, an increase of 6% from the immediately prior quarter and 9% from the same period one year ago.

Gross margin for the second quarter of fiscal 2008 was $396 million, or 61% of revenue, compared to $376 million, or 61.2% of revenue, in the immediately prior quarter, and $361 million, or 60.5% of revenue, for the same period one year ago.

Operating income from continuing operations for the second quarter of fiscal 2008 was $157 million, or 24.2% of revenue, compared to $146 million, or 23.8% of revenue, in the immediately prior quarter, and $134 million, or 22.5% of revenue, in the year ago period.

Diluted earnings per share (EPS) from continuing operations for the second quarter of fiscal 2008 was $0.44, compared to $0.40 in the immediately prior quarter, and $0.37 in the same period a year ago, representing increases of 10% and 19%, respectively. On a comparable basis, non-GAAP diluted EPS from continuing operations for the second quarter of fiscal 2008 increased 26% from $0.35 in the year ago period. The table reconciling our non-GAAP diluted EPS to GAAP diluted EPS is provided in this release on Schedule G. A more complete table covering prior periods is available on the Analog Devices Investor Relations web site at: http://investor.analog.com

Diluted EPS from discontinued operations for the second quarter of fiscal 2008 was $0.01.

The Board of Directors declared a cash dividend for the second quarter of fiscal 2008 of $0.20 per outstanding share of common stock, representing an increase of 11% to the company’s dividend in the prior quarter. The dividend will be paid on June 18, 2008 to all shareholders of record at the close of business on May 30, 2008.

Net cash provided by operating activities in the second quarter of fiscal 2008 was $154 million, after a reduction of $67 million of taxes associated with the gain on last quarter’s sales of businesses, as compared to $177 million in the immediately prior quarter, and $239 million in the same period one year ago.

  Capital expenditures for the second quarter of fiscal year 2008 totaled $31 million, or 5% of revenue.
  Cash dividends paid during the second quarter of fiscal 2008 totaled $53 million.
  Share repurchases during the second quarter of fiscal 2008 of 5.8 million shares of ADI common stock, or 2% of outstanding shares, totaled $165 million. Over the past 4 years, ADI has repurchased approximately 30% of outstanding shares of its common stock at an average price per share of $34.15.

Balance Sheet

  Cash and short-term investments at the end of the second quarter of fiscal 2008 totaled approximately $1.2 billion.
  Inventory at the end of the second quarter of fiscal 2008 decreased by 3% compared to the immediately prior quarter. Days cost of sales in inventory was 115 days at the end of the second quarter of fiscal 2008, compared to 127 days at the end of the immediately prior quarter.
  Accounts receivable at the end of the second quarter of fiscal 2008 decreased by 2% compared to the immediately prior quarter, with days sales outstanding declining from 51 days to 47 days.

“ADI had a very strong quarter driven by continued momentum of our broad, highly diversified core business, as well as increased penetration of new product categories and fast-growing applications,” said Jerald G. Fishman, President and CEO. “Our significant growth on both the top and bottom lines reflects our leading converter and amplifier positions as well as the benefits of strategic investments and product portfolio decisions we’ve made over the last few years. Most importantly, our results continue to demonstrate the value that customers place on innovating and collaborating with ADI to solve the toughest signal processing challenges and achieve competitive advantage.”

Revenue by end market in the second quarter of fiscal 2008:

  The industrial and communications end markets produced strong growth in the quarter, with sales to both increasing on a sequential and year-over-year basis.
  Revenue from industrial customers grew 8% sequentially and 10% year-over-year. There was sequential growth in most industrial applications, with the largest increases in the instrumentation, semiconductor automatic test equipment, automotive, and medical end markets.
  Revenue from communications customers increased 10% sequentially and 20% year-over-year. The sequential growth in the communications market was principally driven by very strong growth in revenue from base station applications.
  Revenue from consumer customers was down slightly both sequentially and year-over-year as a result of a slowdown in consumer spending in response to the uncertain economic environment.
  Schedule E of this document provides additional details about revenue by end market for the second quarter, immediately prior quarter, and year-ago quarter. A more complete table covering prior periods is available on the Analog Devices Investor Relations web site at: http://investor.analog.com

Revenue by product type for the second quarter of fiscal 2008:

  Revenue increased across ADI’s product portfolio with the highest sequential and year-over-year growth rates in converter, amplifier, and general purpose DSP revenue.
  Analog product revenue increased 6% sequentially and 8% year-over-year, and represented 90% of total revenue in the second quarter. Converter revenue grew 6% sequentially and 9% year-over-year. Converters remain ADI’s largest and most diverse product family, contributing 46% of total revenue in the second quarter. Amplifiers represented 23% of total revenue in the second quarter, growing 10% both sequentially and year-over-year.
  General purpose DSP revenue grew 6% sequentially and 18% year-over-year, and represented 9% of total revenue in the second quarter.
  Schedule F of this document provides additional details about revenue by product type for the second quarter, immediately prior quarter, and year-ago quarter. A more complete table covering prior periods is available on the Analog Devices Investor Relations web site at: http://investor.analog.com

Outlook for the Third Quarter of Fiscal 2008

The following statements are based on current expectations. These statements are forward looking and actual results may differ materially. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the outlook for the third quarter of fiscal 2008, Mr. Fishman said, “Orders remained strong in the second quarter, and increased in comparison to the immediately prior quarter. Our operating plan for the third quarter is for revenue to be in the range of $650 to $665 million, or flat to up 3% sequentially, gross margin to be approximately 61%, and operating expenses to increase slightly. However, our plan does not factor in potential effects of ongoing financial market uncertainty which could translate into a more cautious stance from our customers. If the operating plan is achieved, diluted EPS from continuing operations is expected to be approximately $0.43 to $0.45 and diluted EPS from discontinued operations is expected to be approximately $0.02 to $0.03.”

Conference Call Scheduled for 5:00

Mr. Fishman will discuss the second quarter's results and the near-term outlook via webcast, accessible at http://investor.analog.com today beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 46692986 or by visiting the Analog Devices Investor Relations web site.

Non-GAAP Financial Information

This release includes non-GAAP financial measures for prior periods that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature. Tables reconciling our non-GAAP measures to GAAP measures are provided in this release.

The following items are excluded from our Non-GAAP operating expenses:

Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses. The remaining $10.5 million was recorded as non-operating income because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

The following items are excluded from our Non-GAAP operating income:

Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses. The remaining $10.5 million was recorded as non-operating income because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

The following items are excluded from our Non-GAAP diluted earnings per share:

Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Proceeds from the one-time settlement of litigation. In the second quarter of fiscal 2007, we settled a lawsuit against Maxim Integrated Products and received a one-time non-recurring payment of $19 million. A portion of this payment ($8.5 million) was to compensate us for the legal expenses we incurred during the years 2001 through 2007 in connection with this lawsuit. As the original legal expenses were recorded as general and administrative expenses in the income statement, we recorded the recovery of these legal expenses in the same line item in our operating expenses. The remaining $10.5 million was recorded as non-operating income because it is not associated with the normal operations of our business. We exclude this payment and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP diluted earnings per share by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measure. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include, among other things, our statements regarding expected revenue, earnings, operating expenses, gross margins, and other financial results, and expected increases in customer demand for our products, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: the effects of changes in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, any inability to manage inventory to meet customer demand, changes in geographic, product or customer mix, adverse changes in economic conditions in the United States and international markets including as a result of ongoing financial market uncertainty, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Analog Devices and any other company.

Analog Devices, Second Quarter, Fiscal 2008

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended
	2Q 08	1Q 08	2Q 07
	May 3, 2008	Feb. 2, 2008	May 5, 2007
Product revenue	$649,340	$613,909	$597,483
Year-to-year growth	9%	4%	8%
Quarter-to-quarter change	6%	-2%	1%
Revenue from one-time IP license	-	-	-
Total revenue	$649,340	$613,909	$597,483
Cost of sales (1)	253,319	238,106	236,255
Gross margin	396,021	375,803	361,228
Operating expenses:
R&D (1)	134,653	129,539	126,696
Selling, marketing and G&A (1)	104,183	100,351	90,210
Special charges	-	-	10,116
Operating income from continuing operations	157,185	145,913	134,206
Other income	(10,555)	(12,353)	(31,092)
Income from continuing operations before income tax	167,740	158,266	165,298
Provision for income taxes	37,848	36,418	39,720
Income from continuing operations, net of tax	129,892	121,848	125,578
Discontinued Operations:
Income (loss) from discontinued operations, net of tax	3,194	1,888	(222)
Gain on sale of discontinued operations, net of tax	-	246,983	-
Income (loss) from discontinued operations, net of tax	3,194	248,871	(222)
Net income	$133,086	$370,719	$125,356

Shares used for EPS - basic	290,389	299,141	329,988
Shares used for EPS - diluted	295,360	304,260	338,840

Earnings per share from continuing operations - basic	$0.45	$0.41	$0.38
Earnings per share from continuing operations - diluted	$0.44	$0.40	$0.37

Earnings per share - basic	$0.46	$1.24	$0.38
Earnings per share - diluted	$0.45	$1.22	$0.37

Dividends paid per share	$0.18	$0.18	$0.18

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,906	$1,953	$2,648
R&D	$6,108	$5,524	$7,222
Selling, marketing and G&A	$4,713	$5,415	$6,384

Analog Devices, Second Quarter, Fiscal 2008

Schedule B
Results of Discontinued Operations
(In thousands, except per-share amounts)

The following table reflects the amounts reclassified from our continuing operations into discontinued operations:

	Three Months Ended
	2Q 08	1Q 08	2Q 07
	May 3, 2008	Feb. 2, 2008	May 5, 2007
Total revenue	$21,130	$47,363	$71,649
Cost of sales	19,555	32,983	51,236
Gross margin	1,575	14,380	20,413
Operating expenses:
R&D	181	12,324	19,993
Selling, marketing and G&A	258	1,743	2,835
Operating income (loss) from discontinued operations	1,136	313	(2,415)
Gain on sale of business	-	356,016	-
Income (loss) before income taxes from discontinued operations	1,136	356,329	(2,415)
(Benefit from) provision for income taxes from discontinued operations	(2,058)	107,458	(2,193)
Income (loss) from discontinued operations, net of tax	$3,194	$248,871	$(222)

Earnings per share from discontinued operations - basic	$0.01	$0.83	$(0.00)
Earnings per share from discontinued operations - diluted	$0.01	$0.82	$(0.00)

Analog Devices, Second Quarter, Fiscal 2008

Schedule C
Selected Balance Sheet Information (GAAP)
(In thousands)

	2Q 08	1Q 08	2Q 07
	May 3, 2008	Feb. 2, 2008	May 5, 2007
Cash & short-term investments	$1,185,179	$1,271,766	$1,794,672
Accounts receivable, net	332,288	340,080	299,708
Inventories (1)	319,421	330,196	346,348
Current assets of discontinued operations	11,122	22,862	85,902
Other current assets	140,359	134,501	180,755
Total current assets	1,988,369	2,099,405	2,707,385
PP&E, net	555,430	561,295	560,820
Investments	37,920	34,916	33,636
Goodwill and intangible assets	277,215	283,602	301,063
Other	95,216	93,688	83,772
Non-current assets of discontinued operations	62,037	62,037	-
Total assets	$3,016,187	$3,134,943	$3,686,676

Deferred income on shipments to distributors, net	$174,349	$160,366	$152,194
Current liabilities of discontinued operations	105,601	206,996	23,612
Other current liabilities	343,007	344,063	372,319
Non-current liabilities	89,348	84,265	74,238
Stockholders' equity	2,303,882	2,339,253	3,064,313
Total liabilities & equity	$3,016,187	$3,134,943	$3,686,676

(1) includes $2,563, $3,012 and $3,738 related to stock-based compensation in 2Q08, 1Q08 and 2Q07, respectively.

Analog Devices, Second Quarter, Fiscal 2008

Schedule D
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended
	2Q 08	1Q 08	2Q 07
	May 3, 2008	Feb. 2, 2008	May 5, 2007
Cash flows from operating activities:
Net Income	$133,086	$370,719	$125,356
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation	36,266	35,551	35,715
Amortization of intangibles	2,615	2,423	3,259
Stock-based compensation expense	12,727	10,595	17,624
Gain on sale of businesses	-	(246,983)	-
Income tax payments related to gain on sale of businesses	(67,283)	-	-
Excess tax benefit - stock options	(3,174)	(6,710)	(15,027)
Other non-cash activity	227	(73)	144
Deferred income taxes	(2,865)	18	(7,751)
Changes in operating assets and liabilities	41,944	11,880	79,313
Total adjustments	20,457	(193,299)	113,277
Net cash provided by operating activities	153,543	177,420	238,633
Percent of total revenue	23.6%	28.9%	39.9%

Cash flows from investing activities:
Additions to property, plant and equipment	(30,535)	(40,115)	(39,661)
Purchases of short-term available-for-sale investments	(572,983)	(351,221)	(559,933)
Maturities of short-term available-for-sale investments	439,520	371,396	681,645
Net (expenditures) proceeds related to sale of businesses	(7,074)	406,665	-
Payments for acquisitions, net of cash acquired	-	-	(6,000)
Decrease (increase) in other assets	592	2,795	(333)
Net cash (used) provided by investing activities	(170,480)	389,520	75,718

Cash flows from financing activities:
Dividend payments to shareholders	(52,511)	(53,836)	(59,562)
Repurchase of common stock	(165,426)	(359,376)	(364,590)
Liability for common stock repurchases	(24,374)	24,879	-
Net proceeds from employee stock plans	37,623	24,497	53,762
Excess tax benefit - stock options	3,174	6,710	15,027
Net cash used for financing activities	(201,514)	(357,126)	(355,363)
Effect of exchange rate changes on cash	(277)	(1,697)	1,053

Net (decrease) increase in cash and cash equivalents	(218,728)	208,117	(39,959)
Cash and cash equivalents at beginning of period	633,089	424,972	398,549
Cash and cash equivalents at end of period	$414,361	$633,089	$358,590

Analog Devices, Second Quarter, Fiscal 2008

Schedule E
Revenue Trends by End Market
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	May 3, 2008				Feb. 2, 2008	May 5, 2007
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	327,879	50%	8%	10%	302,202	297,211
Communications	161,939	25%	10%	20%	146,726	134,504
Consumer	129,086	20%	-3%	-2%	132,583	131,185
Computer	30,436	5%	-6%	-12%	32,398	34,583
Total Revenue	$649,340	100%	6%	9%	$613,909	$597,483

Analog Devices, Second Quarter, Fiscal 2008

Schedule F
Revenue Trends by Product Type
The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	May 3, 2008				Feb. 2, 2008	May 5, 2007
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$297,686	46%	6%	9%	$281,081	$274,236
Amplifiers	151,419	23%	10%	10%	137,412	137,185
Other analog	100,920	16%	2%	1%	99,150	99,543
Sub-Total Analog Signal Processing	550,025	85%	6%	8%	517,643	510,964
Power management & reference	34,701	5%	4%	16%	33,415	29,853
Total Analog Products	$584,726	90%	6%	8%	$551,058	$540,817
General purpose DSP	58,281	9%	6%	18%	55,119	49,447
Other DSP	6,333	1%	-18%	-12%	7,732	7,219
Total Digital Signal Processing	$64,614	10%	3%	14%	$62,851	$56,666
Total Revenue	$649,340	100%	6%	9%	$613,909	$597,483

Analog Devices, Second Quarter, Fiscal 2008

Schedule G
Reconciliation from GAAP to Non-GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Three Months Ended
	2Q 08	1Q 08	2Q 07
	May 3, 2008	Feb. 2, 2008	May 5, 2007

GAAP Operating Expenses	$238,836	$229,890	$227,022
Percent of Revenue	36.8%	37.4%	38.0%
Restructuring-Related Expense	-	-	(10,116)
Litigation Settlement	-	-	8,500
Non-GAAP Operating Expenses	$238,836	$229,890	$225,406
Percent of Revenue	36.8%	37.4%	37.7%

GAAP Operating Income From Continuing Operations	$157,185	$145,913	$134,206
Percent of Revenue	24.2%	23.8%	22.5%
Restructuring-Related Expense	-	-	10,116
Litigation Settlement	-	-	(8,500)
Non-GAAP Operating Income From Continuing Operations	$157,185	$145,913	$135,822
Percent of Revenue	24.2%	23.8%	22.7%

GAAP Diluted EPS Including Discontinued Operations	$0.45	$1.22	$0.37
Diluted Loss (Earnings) Per Share from Discontinued Operations	(0.01)	(0.82)	(0.00)
GAAP Diluted EPS From Continuing Operations	$0.44	$0.40	$0.37
Restructuring-Related Expense	-	-	0.019
Litigation Settlement	-	-	(0.036)
Non-GAAP Diluted EPS From Continuing Operations	$0.44	$0.40	$0.35

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
Fax: 781-461-3491
investor.relations@analog.com